UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 9, 2013

 Feel Golf Co., Inc.
 (Exact name of Registrant as specified in its charter)

California	000-26777	77-0532590
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Central Park Drive Sanford, FL 32771
(Address of principal executive offices)

(321) 397-2072
(Registrant’s telephone number, including area code)

107 Commerce Way Sanford, FL 32771
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

Acquisition and Share Exchange

On April 5th, 2013, the Company (or “FCG”) entered into a share exchange agreement with Intelligent Living Inc., a Florida corporation (“ILI”) for the transfer of all of the issued and outstanding capital stock of ILI owned by the Shareholders, in exchange for the Acquisition Consideration.  FGC will exchange newly issued shares of its common stock (the “FGC Common Shares”) for all of the issued and outstanding capital stock of ILI held by the Shareholders, thereby making ILI a wholly-owned subsidiary of FGC.

ILI will transfer, assign, convey, and set over unto FGC, and FGC will receive and accept from the Shareholder, all of the issued and outstanding shares of ILI owned by the Shareholders, which constitutes approximately 100% of the ownership interest in ILI, free and clear of any Lien, in exchange for the following Acquisition Consideration: 35,714,286 shares of FGC Common Stock representing a value of $500,000 based on the closing price of the FGC Common Stock on March 20, 2013.

Date:  April 5, 2013

Transaction:  Purchase all of the outstanding shares of Intelligent Living, Inc. (ILI), a Florida corporation:

Sellers:  Shareholders of ILI:  Victoria Rudman and Michael Goldberg (the “Shareholders”)

Relationship:  At the time of the transaction, Victoria Rudman was Chief Operating Officer, Treasurer, and a Director of the Company. Rudman was the owner of 85% of the outstanding shares of ILI.

Consideration:  The Shareholders received 35,714,286 shares of FGC Common Stock representing a value of $500,000 based on the closing price of the FGC Common Stock on March 20, 2013.  The purchase price was determined and approved by the disinterested director of the Company and approved by the majority shareholder of the Company after taking into consideration the following factors: 1) the amounts that ILI has spent to develop the Business 2) the hours spent by ILI in developing the Business 3) the fact that the purchase price is paid in restricted stock and 4) the timeframe for expected significant revenue for ILI.

Disposition of Assets

Asset Purchase Agreement

On April 5, 2013 the Feel Golf Products, Inc., a Florida corporation (“Buyer”), and Feel Golf Co. Inc., a California corporation (“Seller”) entered into an asset purchase agreement dated April 5, 2013

Date: April 5, 2013

Transaction:The Company entered into an Asset Purchase Agreement (APA) whereby it sold all of its golf assets including: 1) golf inventory, 2) Intellectual Property, 30 Books and Records.  Not transferred assets include legal rights, third party claims, escrow account and other assets included under the new corporation.

Buyer:  Feel Golf Products, Inc., a Florida Corporation (“FGP”).  Lee Miller is President and sole shareholder of FGP

Relationship:  At the time of the transaction, Lee Miller was Chief Executive Officer and Chief Financial Officer of the Company and controlled over 50% of the voting shares of the Company.

Consideration:  As consideration for the transaction, the Company received from FGP, 4,673,400 of the Company’s Series A Preferred Shares that were convertible into 2,336,700,000 common shares of the Company.  In addition, FGP assumed over $850,000 worth of liabilities of the Company.  The Board of Directors unanimously approved the transaction and the consideration involved for the following reasons: 1) The Company felt that the golf products market was limited in comparison to the depth of the anti-aging and wellness market 2) The management felt that the Feel Golf Company assets and revenue prospects for the foreseeable future were both limited and encumbered, requiring significant capital without a measureable return on investment 3)  The Company further felt that its ability to raise additional funds for the golf business was extremely limited

ITEM 5.02 CHANGE IN OFFICERS AND DIRECTORS

As part of the Disposition of Assets described above, Lee Miller resigned as Chief Executive Officer and Chief Financial Officer of the Company.  On April 5, 2013 the Board of Directors appointed Victoria Rudman as Chief Executive Officer and Chief Financial Officer until a replacement can be found.

ITEM 8.01 OTHER EVENTS

On April 5, 2013, the Company acquired 2,148,000 of its Series A Preferred Shares from three shareholders.  The 2,148,000 shares were convertible into 1,074,000,000 shares of common stock of the Company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Registrant intends to file the financial statements of Intelligent Living, Inc. and pro-forma consolidated financial statements within 71 days of this filing

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Feel Golf Company, Inc.

Date: April 9, 2013	By:	/s/Victoria Rudman
Name: Victoria Rudman
Title: Chief Executive Officer